GREAT AMERICAN RESERVE INSURANCE COMPANY

            11815 N. Pennsylvania Street, Carmel, Indiana 46032-4572
                            Telephone: (317) 817-3700

                                 A Stock Company

      In consideration of the application and payment of the initial premium, we issue this flexible premium variable deferred annuity subject to the terms of this contract. The provisions on the pages which follow are part of the contract.

      Please read this contract. You may return it to us or to the representative through whom it was purchased within 10 days after receipt for a full refund of premium. Upon delivery or mailing, the contract will be void from the contract date, and any premiums paid will be refunded.

                          READ YOUR CONTRACT CAREFULLY

This contract is a legal contract between you and us.

Signed as of the contract date at our administrative office.


              /s/ [Illegible]              /s/ [Illegible]

                 Secretary                    President

              INDIVIDUAL FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY

                           Monthly Income at Maturity
                      Death Benefit Prior to Maturity Date
                            Flexible Premium Payment
                                Non Participating

  ANNUITY PAYMENTS AND SURRENDER VALUES PROVIDED BY THE CONTRACT, WHEN BASED ON
          INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND
                     ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

                    GREAT AMERICAN RESERVE INSURANCE COMPANY

                              ADMINISTRATIVE OFFICE
               11815 N. Pennsylvania Street, Carmel, Indiana 46032
                                 (317) 817-3700

                             CONTRACT SPECIFICATIONS

Contract Number: &&&&&&&&&&&&&&&&&&&   Contract Date: &&&&&&&&&&&&

Annuitant: &&&&&&&&&&&&&&&&&&&&&&&&&   Annuitant Age at Issue: &&&

Owner: &&&&&&&&&&&&&&&&&&&&&&&&&&&&&   Premium Payment: &&&&&&&&&&    (initial);
                                                        &&&&&&&&&& (subsequent)

Allocation of Payments Among Investment Options (as a percentage):
Variable Account- Sub-accounts
  Conseco Series Trust:
      Common Stock                     ____%
      Asset Allocation                 ____%
      Government Securities            ____%
      Corporate Bond                   ____%
      Money Market                     ____%
  The Alger American Fund:
      Alger American Leveraged
       AllCap Portfolio                ____%
      Alger American Small
       Capitalization Portfolio        ____%
   Dreyfus Stock Index Fund              30%
                                       ----
   The Dreyfus Socially Responsible
    Growth Fund, Inc.                  ____%
   Fixed Account                         20%
                                       ----
  Insurance Management Series:
      Corporate Bond Fund                20%
                                       ----
      International Stock Fund         ____%
      Utility Fund                     ____%
  Janus Aspen Series:
      Aggressive Growth Portfolio        30%
                                       ----
      Growth Portfolio                 ____%
      Worldwide Growth Portfolio       ____%
  Van Eck Worldwide Insurance Trust:
      Worldwide Bond Fund              ____%
      Gold and Natural Resources Fund  ____%
      Worldwide Hard Assets Fund       ____%

Withdrawal charge (as a percentage):

      Withdrawal  9%    9%    8%    7%     5%   3%   0%
      Charge
      --------------------------------------------------------------------
      Years per   1     2     3     4      5    6    7th and thereafter
      payment

      For issue up to age 52, there is no withdrawal charge after from the 15th contract year and later. For issue from age 53 to 56, there is no withdrawal charge made after you attain age 67 and later. For issue ages 57 and later, any withdrawal charge will be multiplied by the following:

      Charge Factor  .9  .8  .7  .6  .5  .4  .3  .2  .1  0
      -------------------------------------------------------------------------
      Contract Year  1   2   3   4   5   6   7   8   9   10th and thereafter

Annual Administrative Fee: $30 per contract year (waived if contract value greater than $25,000).

Fixed Account minimum interest rate guarantee: 3% per year.

Variable Account: Great American Reserve Variable Annuity Account E consists of the following trusts and funds: Conseco Series Trust: Common Stock Portfolio, Asset Allocation Portfolio, Government Securities Portfolio, Corporate Bond Portfolio, Money Market Portfolio; The Alger American Fund: Alger American Leveraged AllCap Portfolio, Alger American Small Capitalization Portfolio; Dreyfus Stock Index Fund; The Dreyfus Socially Responsible Growth Fund, Inc.; Insurance Management Series: Corporate Bond Fund, International Stock Fund, Utility Fund; Janus Aspen Series: Aggressive Growth Portfolio, Growth Portfolio, Worldwide Growth Portfolio; Van Eck Worldwide Insurance Trust: Worldwide Bond Fund, Gold and Natural Resources Fund, Worldwide Hard Assets Fund.

Variable Account Annual Expenses (as a percentage):

      Mortality and Expense Risk: 1.25% per year.

      Administrative Charge: 0.15% per year.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

DEFINITIONS .................................................................  4
      Accumulation Unit: Age: Annuitant: Annuity Unit: Contract
      Anniversaries and Years: Contract Date: Contract Value: Fixed
      Account Value: Individual Account: Investment Option: Maturity
      Date: Owner or Contract Owner(s): Variable Account: Variable
      Account Value: We, Us, or Company

INTRODUCTION TO THE INVESTMENT OPTIONS ......................................  5

VARIABLE ACCOUNT ............................................................  5
      General Description: Allocations to Variable Account: Valuation
      Period: Variable Account Value: Transfer Rights

FIXED ACCOUNT ...............................................................  6
      General Description: Allocations to Fixed Account: Fixed Account
      Value: Interest Credits: Transfers of Fixed Account Value

ACCUMULATION PROVISIONS .....................................................  7
      Payment of Premiums: Contract Value: Withdrawals: Free
      Withdrawal Amount: Proceeds Applied to Settlement Option:
      Restrictions on Distributions: Death of the Annuitant

SETTLEMENT PROVISIONS .......................................................  8
      Maturity Date: Election of Option: Options: Allocation of
      Proceeds: Fixed Annuity: Variable Annuity Contract and Payments;
      Monthly Income: Interest and Mortality Table: Required
      Commencement of Distributions

CONTRACT CHARGES ............................................................ 10
      Withdrawal Charge: Free Withdrawal Amount: Administrative Fees:
      Variable Account Annual Expenses: Premium Taxes

OTHER PROVISIONS ............................................................ 11
      This Contract: Incontestability; No Dividends: Misstatement of
      Age: Delay of Payments: Reports: Ownership of Contract:
      Beneficiary: Change of Beneficiary: Nonforfeitable and
      Nontransferable

SETTLEMENT OPTION TABLES .................................................... 13

ADDITIONAL BENEFITS ................................................... Attached

APPLICATION ........................................................... Attached

                                   DEFINITIONS

ACCUMULATION UNIT: An accounting unit used to calculate variable account value.

AGE: Age means age last birthday.

ANNUITANT: A person upon whose life the contract is issued.

ANNUITY UNIT: An accounting unit used to calculate variable annuity payments.

CONTRACT ANNIVERSARIES AND YEARS: Contract anniversaries and contract years are computed from the contract date. The first contract anniversary date is one year after the contract date.

CONTRACT DATE: This contract takes effect on the contract date if the initial premium is received at our administrative office and the annuitant is alive. The contract date is the later of that shown on the contract cover page or the date the initial premium is received.

CONTRACT VALUE: The total of your individual account values held under the contract.

FIXED ACCOUNT: An additional account you may choose to allocate premium payments and contract values. It provides guaranteed values.

FIXED ACCOUNT VALUE: The value of all fixed account amounts accumulated under this contract prior to the maturity date.

INDIVIDUAL ACCOUNT: The record established by us which represents a contract owner's interest in an investment option prior to the maturity date.

INVESTMENT OPTION: The investment choices available to contract owners as shown on the contract specifications page.

MATURITY DATE: The date on which annuity payments of the contract begin.

OWNER OR CONTRACT OWNER: The person entitled to all of the ownership rights under the contract. Also referred to as "you" or "your".

VARIABLE ACCOUNT: The segregated asset account has been established by us pursuant to the provisions of the insurance code of the State of Texas, and identified as Great American Reserve Variable Annuity Account E. The Variable Account is segmented into sub-accounts. The sub-accounts serve as investment options for premium payments made pursuant to the contract. The assets of the variable account equal to the reserves and other contract liabilities with respect to the variable account are not chargeable with liabilities rising out of any other business we may conduct.

VARIABLE ACCOUNT VALUE: The value of all variable account amounts accumulated under this contract prior to the maturity date.

WE, US, OR COMPANY: Great American Reserve Insurance Company.

                     INTRODUCTION TO THE INVESTMENT OPTIONS

This contract allows you to allocate premium payments to the investment options shown on the contract specifications page which include both the variable account and the fixed account. The variable account is a separate investment account maintained by us and its assets are not chargeable with the liabilities of any other business we conduct. The fixed account is part of our "general account," which consists of all our assets except the assets of the variable account and the assets of other separate investment accounts we may maintain. You may allocate your premium payments to, and receive annuity payments from, either the variable account or the fixed account, or both. If you allocate payments to the variable account investment options, your accumulation values and annuity payments will fluctuate according to the investment performance of the eligible portfolios you choose. If you allocate payments to the fixed account, your contract values and annuity payments will have guaranteed minimums. If you allocate payments to both the variable account investment options and fixed account, then your contract values and annuity payments will be variable in part and fixed in part.

                                VARIABLE ACCOUNT

GENERAL DESCRIPTION. The name of the variable account is shown on the contract specifications page. The variable account is a separate investment account maintained by us. The assets of the variable account are our property, but are not chargeable with the liabilities arising out of any other business we may conduct. The assets of the variable account will be available to cover the liabilities of our general account only to the extent that the assets of the variable account will exceed the liabilities of the variable account arising under the variable annuity contracts supported by the variable account. The assets of the variable account are segregated by eligible portfolios, thus establishing a series of investment options within the variable account. The eligible portfolios and investment options are listed on the contract specifications page. We may, from time to time, change the eligible portfolios and investment options.

Before the maturity date, your interest in any investment option of the variable account is measured by the number of accumulation units credited to your individual account for that investment option. When annuity payments begin, the payee's interest in any investment option of the variable account is measured by the number of annuity units credited to your individual account for that investment option.

ALLOCATIONS TO VARIABLE ACCOUNT. Premium payments will be allocated to the investment option in accordance with the selection made by you in the application. You may change such selection by written authorization.

Allocations to the variable account result in accumulation units being credited to your individual account pursuant to this contract. The number of units for any investment option will equal the amount being allocated to that investment option divided by the investment option's accumulation unit value at the time of allocation. You may later transfer your units between the investment options subject to any charges, terms and conditions we may impose on such transfers.

At any time, your individual account value in each investment option is determined by multiplying your number of that investment option's accumulation units by the accumulation unit value for that investment option at that time of determination.

VALUATION PERIOD. The variable account Investment options are valued each valuation period using the net asset value of the eligible portfolio shares held in the variable account. A valuation period is the period commencing at the close of trading of the New York Stock Exchange on each valuation date and ending at the close of trading on the next succeeding valuation date. A valuation date is each business day of ours that is also a day the New York Stock Exchange is open for trading.

VARIABLE ACCOUNT VALUE. Your individual account value will fluctuate in accordance with the investment results of the underlying eligible portfolios. In order to determine how these fluctuations affect your contract value, we utilize an accumulation unit value. Each investment option has its own accumulation units and value per unit. The unit value applicable during any valuation period is determined at the end of that period.

When we first purchased eligible portfolio shares on behalf of the variable account, we valued each accumulation unit at $1.00. The unit value for each investment option at any valuation period thereafter is determined by multiplying the value for the prior period by a net investment factor. This factor may be greater or less than 1.0; therefore, the accumulation unit value may increase or decrease from valuation period to valuation period. The net investment factor for each investment option is calculated by dividing (a) by (b) and then subtracting (c) (i.e., (a/b) - c), where:

      (a)   is equal to

            (i) the net asset value per share of the eligible portfolio at the end of the valuation period: plus

            (ii) the per share amount of any distribution made by the eligible portfolio if the "ex-dividend" date occurs during that same valuation period.

      (b) is the net asset value per share of the eligible portfolio at the end of the prior valuation period.

      (c)   is equal to:

            (i) the valuation period equivalent of the per year mortality and expense risk and administrative charges shown on the contract specifications page; plus

            (ii) a charge factor, if any, for any tax provision established by us as a result of the operations of the investment options.

TRANSFER RIGHTS. You may transfer variable account value among the investment options and to the fixed account subject to the following:

      (a) the transfer must be by written authorization before the maturity date; and

      (b)   the number of transfers may not exceed one in any 30 day period.

                                  FIXED ACCOUNT

GENERAL DESCRIPTION. This fixed account consists of all of our assets other than those assets in the variable account and other separate investment accounts. Subject to applicable law, we have sale discretion over the investment of the assets of the fixed account.

Before the maturity date, your interest in the fixed account is measured by your individual account value. When annuity payments begin, the payee's Interest in the fixed account is measured by the amount of each periodic annuity payment.

Benefits payable from the fixed account will not be less than the minimum values required by any law of the jurisdiction where this contract was delivered.

ALLOCATIONS TO THE FIXED ACCOUNT. Premium payments will be allocated to your individual account in accordance with the selection made by you in the application. You may change such selection by written authorization.

FIXED ACCOUNT VALUE The fixed account value at any time is equal to.

      (a)   All premium payments allocated to the fixed account, plus

      (b)   any variable account value transferred to the fixed account, less

      (c)   any prior partial withdrawals from the fixed account; less

      (d)   any fixed account value transferred to the variable accounts; less

      (e)   any administrative fee and premium taxes; plus

      (f)   interest earned

INTEREST CREDITS. Interest will be credited to the premium payments allocated to your individual account at rates declared by us. A minimum guaranteed interest rate is shown on the contract specifications page.

TRANSFERS OF FIXED ACCOUNT VALUE You may transfer fixed account value to one or more investment options of the variable account subject to the following.,

      (a) the transfer must be by written authorization before the maturity date, and

      (b) the transfer may not exceed 20% of the fixed account value in any six month period; and

      (c)   the number of transfers may not exceed one in any 30 day period.

                             ACCUMULATION PROVISIONS

PAYMENT OF PREMIUMS. The initial premium must be paid to place this contract in force. The due date of the first premium is the contract date. After the initial premium is paid, premiums may be paid at any time while this contract is in force and the annuitant is living. We reserve the right to refuse any premium payment. All premiums after the initial premium must be paid at our administrative office. We will give receipt for a premium payment upon written request.

CONTRACT VALUE. This is the total of your individual account values held under the contract in each investment option of the variable account plus the fixed account value. The value of your individual account will depend on the value of the accumulation units in each investment option of the variable account plus the fixed account value.

WITHDRAWALS. Prior to the earlier of the maturity date or the death of the annuitant, the contract owner may withdraw all or a portion of the contract value upon written request complete with all necessary information to our administrative office. In the case of a total withdrawal, we will pay the contract value as of the date of receipt of the request at our administrative office, less any annual administration fee, or any applicable withdrawal charge, and the contract will be cancelled. In the case of a partial withdrawal, we will pay the amount requested and cancel that number of accumulation units credited to each individual account or reduce the individual account of the fixed account necessary to equal the amount withdrawn from each individual account plus any applicable withdrawal charge deducted from such individual account. There is no withdrawal charge with respect to FREE WITHDRAWAL AMOUNT described below (see Contract Charges). When making a partial withdrawal, you should specify the investment options from which the withdrawal is to be made. The withdrawal should be in an amount of $250 or more. If a partial withdrawal reduces either the individual account or the contract value to less than $500, we reserve the right to pay the entire individual account value or contract value. Upon payment of the entire contract value, we shall have no further liability and the contract must be returned to us. Partial withdrawals from the fixed account are limited to one in any six month period.

FREE WITHDRAWAL AMOUNT. After the first contract year, a contract owner may make a free withdrawal for that year of up to the greater of:

      (a) ten percent of the contract value (as determined on the date of the requested withdrawal), or

      (b) the contract value divided by the annuitant's life expectancy based on IRS annuity regulations, or

      (c) the total of any premium payments that have been in the contract more than six complete contract years.

PROCEEDS APPLIED TO A SETTLEMENT OPTION. All or a part of the contract value may be applied to a settlement option. The proceeds that will be applied to the settlement option will be as follows:

      (a) the contract value, if the settlement option elected begins at least four years after the contract date and is paid under any life annuity option, or any option with payments for a minimum period five years, with no rights of early withdrawal; or

      (b)   the death benefit if proceeds are payable under death of annuitant;
            or

      (c) the contract value less any withdrawal charge and any administrative fee.

RESTRICTIONS ON DISTRIBUTIONS. Distributions under the contract, including any withdrawals and payment of contract value, shall not begin prior to the date you:

      (a)   attain age 59-1/2; or

      (b)   separate from service of your employer; or

      (c)   die or become disabled; or

      (d) suffer a financial hardship as defined in the Internal Revenue Service regulations.

In the event of a distribution based on financial hardship, such distribution shall consist solely of contributions to the contract pursuant to a salary reduction agreement between you and your employer. Such distribution shall not include any income resulting from such contributions.

These restrictions do not apply to any contract value existing under the contract as of December 31, 1988.

DEATH OF THE ANNUITANT. If the annuitant dies prior to the maturity date, the death benefit will be defined as follows:

If the annuitant dies at age 75 or younger, the death benefit during the first seven contract years will be equal to the greater of:

      (a) the contract value on the date due proof of death is received at our administrative office, or

      (b)   the sum of all premiums paid, less any partial withdrawals.

During any subsequent seven contract year period, the death benefit will be the greater of:

      (a) the contract value on the date due proof of death is received at our administrative office, or

      (b) the contract value on the last day of the previous seven contract year period plus any premium payments made and less any partial withdrawals since then; or

      (c)   the sum of all premiums paid, less any partial withdrawals.

If the annuitant dies over age 75, the death benefit will be equal to the contract value.

Generally, payment must be made by December 31 of the year containing the fifth anniversary of the date of the annuitant's death; or if any portion of the contract is to be distributed under any of the settlement options to a beneficiary named in the contract, then distribution must begin by December 31 of the year following the year of the annuitant's death. In such case, the method of distribution must provide for payment over the life of the beneficiary or over a period not greater than the life expectancy of the beneficiary.

Any benefit due at the death of the annuitant will be paid to the beneficiary, unless otherwise provided. If the beneficiary is the spouse of the annuitant and the annuitant dies prior to the maturity date, the spouse may continue the contract in force as the owner. The date on which distributions are required to begin shall not be earlier than the date on which the annuitant would have attained age 70-1/2.

If the annuitant dies on or after the maturity date and payments are being made under a settlement option, remaining distributions will be made as described in SETTLEMENT PROVISIONS or over a period at least as rapidly as under the method of distribution being used as of the date of death.

                              SETTLEMENT PROVISIONS

MATURITY DATE. Monthly income payments start on the maturity date. The owner may change the maturity date. The change requires written notice from the owner to us 30 days before the maturity date. Monthly income payments which begin on the maturity date will be determined as specified below.

ELECTION OF OPTION The owner may elect an option by a written request in a form acceptable to us before the proceeds become payable. The beneficiary may elect an option upon the death of the annuitant. A change shall not take effect until recorded at our administrative office. When so recorded, the change shall take effect on the date of receipt of the written request. We are not liable for a payment made or action taken before the request is recorded. If the payee is not a natural person, any option elected must be approved by us.

OPTION All or any part of the contract proceeds may be applied under one or a combination of the following options. The proceeds may also be paid in any other way agreed to by us, subject to the minimum distribution requirements set forth by the Internal Revenue Code including the incidental death benefit and minimum distribution requirements.

Option 1 - Lifetime Only Annuity. We will make monthly payments during the life of the payee. If this option is elected, it is understood and agreed that payments shall cease immediately upon the death of the payee and the annuity will terminate without further value.

Option 2 - Lifetime Annuity with Guaranteed Period. We will make monthly payments for the guaranteed period selected and thereafter for the life of the payee. If this option is elected, it is understood and agreed that upon the death of the payee, any amounts remaining under the guaranteed period selected will be distributed to the beneficiary at least as rapidly as under the method of distribution being used as of the date of the payee's death.

Option 3 - Installment Refund Life Annuity. We will make monthly payments for the installment refund period (the time required for the sum of the payments to equal the amount applied), and thereafter for the life of the payee. If this option is elected, it is understood and agreed that upon the death of the payee, any amounts remaining under the installment refund period will be distributed to the beneficiary at least as rapidly as under the method of distribution being used as of the date of the payee's death.

Option 4 - Fixed Period Annuity. We will make monthly payments for a fixed period of 3 to 20 years.

Option 5 - Fixed Amount Annuity. We will make monthly payments for a minimum of 3 years and a maximum of 20 years in an amount elected until the amount applied, together with interest, is exhausted.

The option used will be as elected by the owner. If no option has been elected, the contract value will be paid under Option 2 as life income with ten years certain.

ALLOCATION OF PROCEEDS. At the time election of one of the settlement options is made, the proceeds may be applied to provide: a variable annuity, a fixed annuity; or a combination of both. If no election is made to the contrary, that portion of the amount due from the variable account shall be applied to provide a variable annuity. The portion of the amount due from the fixed account shall be applied to a fixed annuity.

FIXED ANNUITY. This is an annuity providing for payments, each of which remain the same throughout the annuity payment period. Fixed annuity payments are guaranteed by us as to their amount. They are not based upon the investment experience of the variable account.

VARIABLE ANNUITY. This is an annuity providing for payments which vary in amount throughout the annuity payment period. The amounts are based on the net investment experience of the investment options of the variable account. After the first monthly payment for a variable annuity has been computed, a number of variable account annuity units is computed by dividing that first monthly payment by the investment option's annuity unit value at the start date of the annuity payments. Once variable annuity payments have begun, the number of the annuity units remains fixed unless the payee makes a written request for a change of variable annuity investment options complete with all necessary information to our administrative office. We will transfer the investment option as of the date of receipt of the request at our administrative office. We are not liable for a payment made or action taken before the request is recorded. Any change requested must be at least six months after a prior selection. The payee's request must specify that percentage of the annuity payment that is to be based on the investment performance of each investment option of the variable account. No transfers may be made from a fixed annuity option to a variable annuity option or from a variable annuity option to a fixed annuity option. We reserve the right to modify, terminate or defer the transfer privilege at any time.

The annuity unit value for each investment option of the variable account is computed by multiplying the value of that investment option annuity unit value for the preceding period by the net investment factor of that investment option for the valuation period and then dividing this result by the valuation period equivalent of the assumed interest rate. The assumed interest rate must be selected prior to the first annuity payment and can be three percent or five percent. The annuity unit value is equal to the investment option accumulation unit value on the date of the first annuity payment.

The dollar amount of variable annuity payments after the first is not fixed and may change from month to month. The amount of each variable annuity payment after the first is computed by multiplying the number of investment option annuity units by the investment option annuity unit value for the valuation period in which the payment is due.

Any variation in the actual mortality experience of payees from the mortality assumption used to compute the first monthly payment will not affect the dollar amount of variable annuity payments.

CONTRACT AND PAYMENTS. Return the contract and a supplemental contract which states the terms of settlement under the option elected will be issued to the payee. We will require satisfactory proof of the age of each payee under options
1.2 and 3.

If any payment to a payee is less than $50, we may change the payment to a less frequent basis. Unless the right is given in the election option. no payee shall have the right to assign, commit or encumber any of the payments.

We reserve the right:

      (1) to make all payments by check which will require the personal endorsement of the payee; and

      (2) to require satisfactory proof of the death or of the continued life of any person whose death or continued life affects any payment under this contract.

MONTHLY INCOME. The amount of monthly income to be paid under this contract will depend on the contract value on the date, the investment options used, and the settlement option elected. The amount of monthly income factors are shown on the Settlement Option Tables. If excess interest is paid or credited by us on fixed annuity options, these monthly income factors could be greater.

INTEREST AND MORTALITY TABLE. The rate of interest guaranteed under the fixed annuity settlement options is three percent per year. The settlement option rates are based on the 1983 Individual Annuity Mortality Table.

COMMENCEMENT OF DISTRIBUTIONS. With respect to all values accruing under this contract on or after January 1, 1987, distributions must begin no later than April 1 following the close of the calendar year in which you attain age 70-1/2. In the event this contract is issued after April 1 following the close of the calendar year in which you attain age 70-1/2 due to a transfer of your interest in another Section 403(b)(1) annuity or a Section 403(b)(7) custodial account, the commencement date must be no later than December 31 of the calendar year in which the transfer occurs. However, if you attain age 70-1/2 prior to January 1, 1988 or if the contract is a governmental or church plan, the commencement date may be deferred until no later than April 1 following the calendar year in which you retire.

An annuitant may satisfy the minimum distribution requirements under Section 403(b)(10) of the Code by receiving distribution from one TSA that is equal to the amount required to satisfy the minimum distribution requirements for two or more TSA'S.

                                CONTRACT CHARGES

WITHDRAWAL CHARGE If a withdrawal is made from the contract before the maturity date, a withdrawal charge may be assessed against the premium payments that have been made in the contract less than six contract years. There is never a charge with respect to free withdrawal amounts described below or premium payments that have been in the contract more than six contract years. The length of time from receipt of a premium payment to the time of withdrawal determines the withdrawal charge. For this purpose, premium payments will be deemed to be withdrawn in the order in which they are received and all withdrawal amounts will be first from premium payments and then from other contract values. The withdrawal charge is a percentage of the withdrawal amount as specified on the contract specifications page.

FREE WITHDRAWAL AMOUNT After the first contract year, a contract owner may make a free withdrawal for that year of up to the greater of:

      (a) ten percent of the contract value (as determined on the date of the requested withdrawal) or

      (b) the contract value divided by the annuitant's life expectancy based on IRS annuity regulations, or

      (c) the total of any premium payments that have been in the contract more than six complete contract years.

ADMINISTRATIVE FEES Prior to the maturity date an annual administrative fee as shown on the contract specifications page may be deducted on each contract anniversary, on the date this contract is fully surrendered or the date the contract value is applied to a settlement option. The deduction will be made from amounts accumulated in the fixed account, if available; otherwise from the variable account investment options.

A daily charge in the amount equal on an annual basis as shown on the contract specifications page is also deducted from the variable account investment options to reimburse us for administrative expenses of the contracts and operations of the variable account and the company in connection with the contract. This asset based administrative charge will not be deducted from the fixed account. The charge will be reflected in the contract value as a proportionate reduction in the value of each investment option of the variable account (see Variable Account Annual Expenses). We guarantee that these administrative fees will not increase.

VARIABLE ACCOUNT ANNUAL EXPENSES. Each valuation period, we deduct from each investment option of the variable account an amount equal to: (a) multiplied by
(b) where:

      (a)   is the net asset value of the investment option; and

      (b) is equal to the valuation period equivalent of the mortality and expense risk charge and administration charge shown on the contract specifications page.

These charges are taken into account in determining the value of your individual account accumulation units. These asset based variable account annual expenses will not be deducted from the fixed account. We guarantee that these variable account annual expenses will not increase.

PREMIUM TAXES Any premium or other taxes levied by any governmental entity with respect to this contract will be deducted from your premiums or contract value when incurred, at our option, at a later date.

                                OTHER PROVISIONS

THIS CONTRACT. The consideration for issuing this contract is the application and payment of the initial premium. The application, contract and any endorsement or rider attached are the entire contract. Statements in the application are considered representations rather than warranties, except in the case of fraud.

We may change any of the terms of this contract. Any change must be made in writing and with your consent, unless provided otherwise by this contract. No such change may affect the amount or terms of any annuity effected prior to the effective date of such change.

To assure that the contract will maintain its status as a variable annuity, we reserve the right to change this contract to comply with future changes in any federal or state statute, rule, or regulation. You will be sent a copy of any such amendment as well as a copy of the regulatory change requiring the amendment.

We reserve the right, subject to compliance with the law as currently applicable or subsequently changed to operate the variable account in any form permitted under the Investment Company Act of 1940 ("1940 Act" ) or in any other form permitted by law; to take any action necessary to comply with or obtain and continue any exemptions from the 1940 Act or to comply with any other applicable law; to transfer any assets in any sub-account to another sub-account, or to the fixed account; or to add, combine or remove sub-accounts in the variable account; and to change the way we assess charges, so long as we do not increase the aggregate amount beyond that currently charged to the variable account and the eligible portfolios in connection with this contract. If the shares of any of the eligible portfolios should become unavailable for investment by the variable account or if in our judgment further investment in such portfolio shares should become inappropriate in view of the purpose of the contract, we may add or substitute shares of another mutual fund for eligible portfolio shares already purchased under the contract. No substitution of portfolio shares in any sub-account may take place without prior approval of the Securities and Exchange Commission and notice to you, to the extent required by the 1940 Act.

We reserve the right to postpone any type of payment from the variable account for any period when: the New York Stock Exchange is closed other than customary weekend and holiday closings; trading on that Exchange is restricted; an emergency exists as a result of which it is not reasonably practicable to dispose of securities held in the variable account or determine their value; or the Securities and Exchange Commission shall permit delay for the protection of security holders. The applicable rules of the Securities and Exchange Commission shall govern as to whether the above conditions exist. We reserve the right to postpone withdrawal payments from the fixed account for up to six months.

INCONTESTABILITY. This contract will be incontestable after the contract date.

NO DIVIDENDS. This contract will not pay dividends. It will not share in any surplus or earnings of the Company.

MISSTATEMENT OF AGE. If the age of the annuitant has been misstated, the amount of the annuity payable will be corrected to the amount which the premium paid would have purchased for the correct age.

If the misstatement of age is discovered after the monthly income payments have started:

      (1) any overpayment by us, with compound interest at no more than 6% per year, shall be deducted from the first income payments due after correction; and

      (2) any under payment by us, with compound interest at 6% per year, shall be paid by us.

REPORTS. We will send you a report that shows the contract value at least once in each contract year. We will send any other reports that may be required by law.

OWNERSHIP OF CONTRACT. The annuitant is the owner of this contract on the contract date. Such owner may exercise all rights granted by this contract without the consent of any revocable beneficiary.

BENEFICIARY. The beneficiary will receive any proceeds that are due when the annuitant dies. The beneficiary is as named in the application unless changed as provided in the contract. Unless otherwise shown:

      (1)   all beneficiaries may be changed; and

      (2) a primary beneficiary takes all proceeds if living when the annuitant dies; and

      (3) a contingent beneficiary takes all proceeds only if living when the annuitant dies and if all primary beneficiaries are dead; and

      (4) it no beneficiary is living when the annuitant dies, the proceeds will be paid to the annuitant's estate; and

      (5) when more than one beneficiary is to share the funds, proceeds will be paid in equal shares.

At the time of payment, we may rely on the affidavit of other responsible persons concerning identity, existence, relationship arid other facts concerning named beneficiaries. To the extent permitted by law, no payment of proceeds or interest shall be subject to the claims of creditors of a beneficiary.

CHANGE OF BENEFICIARY. While the annuitant is living, a change of beneficiary may be made by filing a written request in a form acceptable to us. Any irrevocable beneficiary must consent in writing to a change. A change shall not take effect until recorded at our administrative office. When so recorded, the change shall take effect on the date of receipt of the written request. We are not liable for a payment made or action taken before the request is recorded.

NONFORFEITABLE AND NONTRANSFERABLE. The annuitant's interest under this contract may not be sold, assigned, discounted, or pledged as collateral or as security for the performance of an obligation. This contract is nonforfeitable.

                    GREAT AMERICAN RESERVE INSURANCE COMPANY

                             SETTLEMENT OPTION TABLE

   Guaranteed Payout for Fixed Option and Payout for Variable Option Using 3%
                              Assumed Interest Rate

=====================================================================================

  OPTION 4 TABLE                  OPTION 1,2, AND 3 TABLES
------------------- --------------------------------------------------- -------------

                                      MALE and FEMALE
                    ---------------------------------------------------

                                       Monthly Installments for Life
                                        With Guaranteed Period
                    --------------------------------------------------- -------------

                                                                        Attained Age
                                                                          of Payee
  No. of                                   10 Years  15 Years  20 Years  When First
  Years   Monthly   Lifetime  Installment  Certain   Certain   Certain   Installment
 Payable  Payments    Only      Refund     and Life  and Life  and Life  is Payable
-------------------------------------------------------------------------------------
                     $3.90       3.80        3.89      3.86     3.82         50
                      3.97       3.86        3.95      3.92     3.88         51
    3      28.99      4.03       3.91        4.01      3.98     3.93         52
    4      22.06      4.10       3.97        4.08      4.04     3.99         53
    5      17.91      4.18       4.03        4.15      4.11     4.04         54
-------------------------------------------------------------------------------------

    6      15.14      4.25       4.10        4.22      4.18     4.11         55
    7      13.16      4.34       4.17        4.30      4.25     4.17         56
    8      11.68      4.42       4.24        4.38      4.32     4.23         57
    9      10.53      4.52       4.31        4.47      4.40     4.30         58
   10       9.61      4.61       4.39        4.56      4.48     4.37         59
-------------------------------------------------------------------------------------

   11       8.86      4.72       4.48        4.66      4.57     4.44         60
   12       8.24      4.83       4.56        4.76      4.66     4.51         61
   13       7.71      4.95       4.66        4.86      4.75     4.58         62
   14       7.26      5.07       4.75        4.98      4.85     4.65         63
   15       6.87      5.21       4.86        5.10      4.95     4.72         64
-------------------------------------------------------------------------------------

   16       6.53      5.35       4.97        5.22      5.05     4.79         65
   17       6.23      5.51       5.08        5.36      5.16     4.86         66
   18       5.96      5.67       5.20        5.50      5.26     4.93         67
   19       5.73      5.85       5.33        5.65      5.37     5.00         68
   20       5.51      6.04       5.47        5.80      5.49     5.06         69
-------------------------------------------------------------------------------------

                      6.25       5.61        5.96      5.60     5.12         70
                      6.47       5.76        6.14      5.71     5.18         71
                      6.71       5.93        6.31      5.83     5.23         72
                      6.97       6.10        6.50      5.94     5.28         73
                      7.26       6.28        6.69      6.04     5.32         74
                      7.56       6.48        6.89      6.14     5.35         75
=====================================================================================

All factors are per $1,000 of policy proceeds.

                    GREAT AMERICAN RESERVE INSURANCE COMPANY

                             SETTLEMENT OPTION TABLE

            Payout for Variable Option Using 5% Assumed Interest Rate

=====================================================================================

  OPTION 4 TABLE                  OPTION 1,2, AND 3 TABLES
------------------- --------------------------------------------------- -------------

                                      MALE and FEMALE
                    ---------------------------------------------------

                                       Monthly Installments for Life
                                        With Guaranteed Period
                    --------------------------------------------------- -------------

                                                                        Attained Age
                                                                          of Payee
  No. of                                   10 Years  15 Years  20 Years  When First
  Years   Monthly   Lifetime  Installment  Certain   Certain   Certain   Installment
 Payable  Payments    Only      Refund     and Life  and Life  and Life  is Payable
-------------------------------------------------------------------------------------
                     $5.12       5.04        5.09      5.06     5.01         50
                      5.17       5.09        5.14      5.11     5.05         51
    3      29.80      5.23       5.15        5.20      5.16     5.10         52
    4      22.89      5.30       5.20        5.26      5.22     5.15         53
    5      18.74      5.37       5.26        5.33      5.28     5.20         54
-------------------------------------------------------------------------------------

    6      15.99      5.44       5.33        5.40      5.34     5.26         55
    7      14.02      5.52       5.39        5.47      5.40     5.31         56
    8      12.56      5.60       5.47        5.54      5.47     5.37         57
    9      11.42      5.69       5.54        5.62      5.54     5.43         58
   10      10.51      5.79       5.62        5.71      5.62     5.49         59
-------------------------------------------------------------------------------------

   11       9.77      5.89       5.70        5.80      5.69     5.55         60
   12       9.16      6.00       5.79        5.90      5.78     5.61         61
   13       8.64      6.11       5.89        6.00      5.86     5.67         62
   14       8.20      6.23       5.99        6.11      5.95     5.74         63
   15       7.82      6.37       6.10        6.22      6.04     5.80         64
-------------------------------------------------------------------------------------

   16       7.49      6.51       6.21        6.34      6.14     5.87         65
   17       7.20      6.66       6.33        6.47      6.24     5.93         66
   18       6.94      6.82       6.46        6.60      6.34     5.99         67
   19       6.71      7.00       6.60        6.74      6.44     6.05         68
   20       6.51      7.19       6.74        6.89      6.54     6.11         69
-------------------------------------------------------------------------------------

                      7.39       6.90        7.05      6.65     6.16         70
                      7.62       7.06        7.21      6.75     6.21         71
                      7.86       7.24        7.38      6.86     6.26         72
                      8.12       7.42        7.56      6.96     6.30         73
                      8.41       7.63        7.74      7.06     6.34         74
                      8.72       7.84        7.93      7.15     6.37         75
=====================================================================================

All factors are per $1,000 of policy proceeds.

GREAT AMERICAN RESERVE INSURANCE COMPANY
            11815 N. Pennsylvania Street, Carmel, Indiana 46032-4572
                            Telephone: (317) 817-3700

                                 A Stock Company

                                      INDEX

DEFINITIONS                                            CONTRACT CHARGES

INTRODUCTION TO THE INVESTMENT OPTIONS                 OTHER PROVISIONS

THE VARIABLE ACCOUNT                                   SETTLEMENT OPTION TABLES

THE FIXED ACCOUNT                                      ADDITIONAL BENEFITS

ACCUMULATION PROVISIONS                                APPLICATION attached

SETTLEMENT PROVISIONS

              INDIVIDUAL FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY

                           MONTHLY INCOME AT MATURITY
                      DEATH BENEFIT PRIOR TO MATURITY DATE
                            FLEXIBLE PREMIUM PAYMENT
                                NON PARTICIPATING